   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1999

                                                   REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                            NEW FRONTIER MEDIA, INC.
                (Name of registrant as specified in its charter)

                          COLORADO                                                         84-1084061
  (State or jurisdiction of incorporation or organization)                     (IRS Employer Identification No.)
                5435 Airport Blvd, Suite 100                                             MICHAEL WEINER
                     Boulder, CO 80301                                            5435 Airport Blvd, Suite 100
                       (303) 444-0900                                                  Boulder, CO 80301
               Facsimile No.: (303) 444-0734                                             (303) 444-0900
    (Address, including zip code, and telephone number,               (Address, including zip code, and telephone number,
  including area code, of registrant's principal executive                 including area code, of agent for service)
                          offices)

                             ---------------------

                                    Copy to:
                               Hank Gracin, Esq.
                                 Lehman & Eilen
                   50 Charles Lindbergh Boulevard, Suite 505
                           Uniondale, New York 11553
           (516) 222-0888                    Facsimile (516) 222-0948
                             ---------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

         If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plan, please check the following box: /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                             ---------------------

CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                                                                PROPOSED
                                                              PROPOSED           MAXIMUM
         TITLE OF EACH CLASS OF                                MAXIMUM          AGGREGATE        AMOUNT OF
            SECURITIES TO BE                AMOUNT TO      OFFERING PRICE       OFFERING        REGISTRATION
               REGISTERED                 BE REGISTERED     PER SHARE(1)        PRICE(1)            FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per
        share(2)........................    1,334,180           $4.69          $6,257,304          $1,740
Common Stock, $.0001 par value(3).......     725,000            $4.69          $3,400,250           $945
Total...................................    2,059,180           $4.69          $9,657,554          $2,685
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee. The Proposed Maximum Aggregate Offering Price was calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of $4.69 per share, which was the average of the high and low prices of the common stock as reported in the NASDAQ SmallCap Market system on November 9, 1999.

(2) Issuable upon the conversion of the 7% Series C Convertible Preferred Stock (the "Preferred"), which is estimated based on conversion terms of the Preferred and is subject to adjustment and could be materially more or less than such estimated amount, depending upon factors that cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. This is not intended to constitute a prediction as to the number of shares of Common Stock into which the Preferred will be converted.

(3) Issuable upon exercise of warrants evidencing the right to purchase shares of Common Stock.
                             ---------------------

                    Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares as may become issuable as dividends or to prevent dilution resulting from stock splits, stock dividends or similar transactions or to provide for changes in the number of shares of Common Stock as are issuable upon conversion of the Preferred.

                    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said
Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRAION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION DATED NOVEMBER 12, 1999

PROSPECTUS

                            NEW FRONTIER MEDIA, INC.


                        2,059,180 SHARES OF COMMON STOCK

                            ------------------------

     The 2,059,180 shares of common stock are being offered by the selling stockholders. The common stock currently trades on the NASDAQ SmallCap Market under the symbol "NOOF". On November 9, 1999, the last sale price of the common stock as reported on NASDAQ was $4.75 per share.

     The common stock may be sold by the selling stockholders directly or through underwriters, dealers or agents in market transactions or privately negotiated transactions.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 IN THIS PROSPECTUS.

                The date of this prospectus is November 12, 1999

                      [This page intentionally left blank]

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements.

                            NEW FRONTIER MEDIA, INC.
                     Offices: 5435 Airport Blvd, Suite 100,
                            Boulder, Colorado 80301
                        Telephone number (303) 444-0900
                        Facsimile number (303) 444-0734

                                  THE OFFERING

Common Stock Offered by Selling
Stockholders.................................   2,059,180 shares
Common Stock to be Offered by Us.............   0 shares
Common Stock Outstanding Before
    Offering(1)..............................   19,697,698 shares
Common Stock Outstanding After Offering......   21,756,878 shares based on all shares offered
                                                under this prospectus.
Use of Proceeds..............................   All of the shares offered by this prospectus
                                                are being offered by the selling
                                                stockholders. New Frontier Media will not
                                                receive any proceeds from these sales of its
                                                stock.

------------------
(1) Based on shares outstanding as of November 11, 1999.

                                  RISK FACTORS

     This prospectus and the documents incorporated in this prospectus by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

     Accordingly, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include those risk factors and such other uncertainties noted in the prospectus and in the documents incorporated herein by reference. New Frontier assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

LIMITS ON OUR ACCESS TO DISTRIBUTION CHANNELS COULD CAUSE US TO LOSE SUBSCRIBER REVENUES AND ADVERSELY AFFECT OUR OPERATING PERFORMANCE.

     Our satellite uplink providers' services are critical to us. If our satellite uplink providers fail to provide the services contracted for with them, our satellite programming operations would in all likelihood be suspended, resulting in a loss of substantial revenues to the Company. If our satellite uplink providers improperly manage their uplink facilities, we could experience signal disruptions and other quality problems that, if not immediately addressed, could cause us to lose subscribers and subscriber revenues.

     Our continued access to satellite transponders is critical to us. Our satellite programming operations require continued access to satellite transponders to transmit programming to our subscribers. We also use satellite transponders to transmit programming to cable operators. Material limitations to satellite transponder capacity could materially adversely affect our operating performance. Access to transponders may be restricted or denied if:

     * we or the satellite owner is indicted or otherwise charged as a defendant in a criminal proceeding;

     * the FCC issues an order initiating a proceeding to revoke the satellite owner's authorization to operate the satellite;

     * the satellite owner is ordered by a court or governmental authority to deny us access to the transponder;

     * we are deemed by a governmental authority to have violated any obscenity law; or

     * our satellite transponder provider determines that the content of our programming is harmful to its name or business.

     In addition to the above, the access of our networks to transponders may be restricted or denied if a governmental authority commences an investigation concerning the content of the transmissions.

     Our ability to convince cable operators to carry our programming is critical to us. The primary way for us to expand our cable subscriber base is to convince additional cable operators to carry our programming. We can give no assurance, however, that our efforts to increase our base of cable subscribers will be successful.

WE HAVE BEEN SUED BY A PROSPECTIVE INVESTOR SEEKING TO ENFORCE AN ALLEGED AGREEMENT TO CONVEY A 70% EQUITY INTEREST IN NEW FRONTIER MEDIA AND IF WE DO NOT PREVAIL IN THIS LAWSUIT WE COULD SUFFER A MATERIAL FINANCIAL LOSS.

     In a January 25, 1999 amended complaint in District Court in Boulder, Colorado, (Case No. 99CV30), J.P. Lipson seeks to enforce an alleged agreement by New Frontier Media to convey to Lipson a 70% equity interest in New Frontier Media. Lipson is also seeking $10 million in liquidated damages and/or unspecified damages. If we do not prevail in this lawsuit, we could suffer a material financial loss which loss, if any, can not be estimated. We dispute that there exists a binding and enforceable agreement to transfer any equity interest in New Frontier Media to Lipson and filed on February 10, 1999 a motion for partial summary judgement directed to this issue. To date the Court has neither ruled on nor set our motion for a hearing. We will continue to vigorously defend against Lipson's claims.

IN THE EVENT OUR SHARES OF COMMON STOCK WERE TO BE DELISTED FROM THE NASDAQ SMALLCAP MARKET, OUR LIQUIDITY AND CAPITAL RESOURCES WOULD BE MATERIALLY AND ADVERSELY AFFECTED AS OUR FUTURE ACCESS TO THE CAPITAL MARKETS WOULD BE SIGNIFICANTLY IMPAIRED.

     By letter dated August 20, 1999, New Frontier Media has been informed that the Nasdaq Listing and Hearing and Review Council has called for review of the Nasdaq Listing Qualifications Panel's decision of July 7, 1999 to continue the listing of the shares of New Frontier Media's common stock on the Nasdaq SmallCap Market, to determine "whether the Panel's decision was appropriate given that the Panel found that New Frontier Media had twice violated the shareholder approval requirement and that New Frontier Media had not remedied the violations."

     While New Frontier Media has urged the Council to affirm the Panel's determination to continue the listing of its shares, there can be no assurance as to what action the Council will decide to take. In the event New Frontier Media's shares of common stock were to be delisted from the Nasdaq SmallCap Market, New Frontier Media's liquidity and capital resources would be materially and adversely affected as New Frontier Media's future access to the capital markets would be significantly impaired. In addition, upon any such delisting, the holder of New Frontier Media's 7% Series C convertible preferred stock would have the right to require the redemption of its $6 million investment in New Frontier Media.

     The two transactions at issue involved the issuance and sale of securities authorized by the Board of Directors at prices less than market value and each exceeding 20% of the outstanding shares prior to the issuance and sale. The two transactions were approved by the Board of Directors and did not require shareholder approval under Colorado law.

     At the time of the transactions, in view of the time constraints then involved, New Frontier Media determined to follow an informal procedure recommended by special Nasdaq counsel of obtaining documentation from a relatively few large shareholders that these holders of a majority of its outstanding shares would have approved the two transactions if their proxies had been solicited. The Nasdaq staff subsequently objected to the use of this informal procedure indicating, among other things, that New Frontier Media should have given prior notice of its use of the procedure to New Frontier Media's stockholders.

     On October 5, 1999, New Frontier Media made a written submission urging the Council to affirm the Panel's determination to continue the listing of New Frontier Media's shares. On October 27, 1999, in excess of 90 percent of the shares represented in person or by proxy at New Frontier Media's Annual Meeting of Shareholders were voted in favor of the ratification of the two transactions at issue.

     In a further effort to demonstrate New Frontier Media's commitment to future compliance with applicable Nasdaq listing requirements, New Frontier Media's Board of Directors has formed a special committee of its independent directors, called the Nasdaq Compliance Committee. This Committee will review all future corporate transactions to assure their compliance with Nasdaq listing requirements. For assistance in this regard, the Committee has retained Harvey
L. Pitt, former General Counsel of the Securities and Exchange Commission, and now a partner at the law firm of Fried, Frank, Harris, Shriver & Jacobson in Washington, D.C. In addition, New Frontier Media has resolved to consult with the staff of the Nasdaq Stock Market, Inc. in the event that New Frontier Media proposes to act contrary to the advice of the Special Committee's legal counsel on any of these matters.

IN THE EVENT OUR SHARES OF COMMON STOCK WERE TO BE DELISTED FROM THE NASDAQ SMALLCAP MARKET, AND OUR SHARES WERE TO BECOME SUBJECT TO THE RULES ON PENNY STOCKS, THE MARKET LIQUIDITY FOR THE COMPANY'S SECURITIES COULD BE SEVERELY ADVERSELY AFFECTED.

     In the event our shares of common stock were to be delisted from the Nasdaq SmallCap Market, and our shares were to become subject to the rules on penny stocks, the market liquidity for the Company's common stock could be severely adversely affected. There are a number of special disclosures and inquires which a broker or dealer must make before they can approve a person's account for transactions in penny stocks. As such, it is more difficult for a company whose securities are considered to be a penny stock to attract investors and market interest.

     Effective August 11, 1993, the Securities and Exchange Commission adopted Rule 15g-9, which established the definition of a "penny stock," for purposes relevant to New Frontier Media, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.

     For any transaction involving a penny stock, unless exempt, the rule requires that a broker or dealer approve a person's account for transactions in penny stocks; and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person; and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, which, in highlighted form: sets forth the basis on which the broker or dealer made the suitability determination; and that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to the broker-dealer. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH OUR PRIMARY COMPETITOR, WHO HAS SIGNIFICANTLY GREATER RESOURCES THAN US, WE WILL NOT BE ABLE TO INCREASE SUBSCRIBER REVENUES OR GENERATE PROFITS.

     Our ability to increase subscriber revenues and operate profitably, is directly related to our ability to compete effectively with Playboy, our principal competitor. Playboy has significantly greater financial, sales, marketing and other resources to devote to the development, promotion and sale of its cable programming products, as well as a longer operating history and broader name recognition, than we do. We compete with Playboy as to the editing standards of its programming, network performance in terms of subscriber buy rates and the license fees that we offer to cable and DBS system providers.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH OTHER FORMS OF ADULT AND NON-ADULT ENTERTAINMENT, WE WILL ALSO NOT BE ABLE TO INCREASE SUBSCRIBER REVENUES OR GENERATE PROFITS.

     Our ability to increase subscriber revenues and operate profitably, is also related to our ability to compete effectively with other forms of adult and non-adult entertainment. We face competition in the adult entertainment industry from other providers of adult programming, adult video rentals and sales, newspapers and magazines aimed at adult consumers, adult oriented telephone chat lines, and adult oriented Internet services. To a lesser extent, we also face general competition from other forms of non-adult entertainment, including sporting and cultural events, other television networks, feature films and other programming.

IF WE ARE NOT ABLE TO RETAIN OUR KEY EXECUTIVES IT WILL BE MORE DIFFICULT FOR US TO MANAGE OUR OPERATIONS AND OUR OPERATING PERFORMANCE COULD BE ADVERSELY AFFECTED.

     As a small company with approximately 150 employees, our success depends upon the contributions of our executive officers and our other key technical personnel. The loss of the services of any of our executive officers or other key personnel could have a significant adverse effect on our business and operating results. We cannot assure that New Frontier Media will be successful in attracting and retaining these personnel. It may also be more difficult for us to attract and recruit new personnel due to the adult nature of our business.

OUR INABILITY TO IDENTIFY, FUND THE INVESTMENT IN, AND COMMERCIALLY EXPLOIT NEW TECHNOLOGY COULD HAVE AN ADVERSE IMPACT ON OUR FINANCIAL CONDITION.

     We are engaged in a business that has experienced tremendous technological change over the past two years. As a result, we face all the risks inherent in businesses that are subject to rapid technological advancement, such as the possibility that a technology that we have invested in may become obsolete. In that event, we may be required to invest in new technology. Our inability to identify, fund the investment in, and commercially exploit such new technology could have an adverse impact on our financial condition. Our ability to implement our business plan and to achieve the results projected by management will be dependent upon management's ability to predict technological advances and implement strategies to take advantage of such changes.

GOVERNMENT REGULATION OF CABLE SYSTEM OPERATORS COULD MAKE IT MORE DIFFICULT FOR THEM TO BROADCAST OUR PROGRAMMING AND ADVERSELY AFFECT OUR OPERATING PERFORMANCE.

     Cable system operators could become subject to new governmental regulations which could further restrict their ability to broadcast our programming. If new regulations make it more difficult for cable operators to broadcast our programming our operating performance would be adversely affected. It is not possible for us to predict what new governmental regulations we may be subject to in the future.

     Cable system operators have been subject to Section 505 of the Telecommunications Act of 1996 since May 18, 1997. We began offering adult programming for cable system operators in February 1998. We have never had the opportunity, or prior history, of selling our programming under any other regulatory structure. It is difficult to estimate what effect this Act has had on our potential business and potential subscribers.

     Section 505 of the Telecommunications Act effectively requires each cable system that offers adult programming either to:

     * install additional blocking technology in each household to prevent any momentary fragments of our content from accidentally becoming available to non-subscribing cable customers or

     * restrict the period during which adult programming is transmitted to the hours between 10:00 p.m. and 6:00 a.m.

     Although a United States District Court has unanimously declared this law unconstitutional and blocked its implementation, the decision has been appealed and accepted for review by the U.S. Supreme Court. It has been our experience that most cable system operators are continuing to restrict the broadcast of adult programming to the hours of 10:00 p.m. to 6:00 a.m. and are unwilling to rely on the District Court's decision until the U.S. Supreme Court issues its ruling on the constitutionality of Section 505 of the Act.

NEGATIVE PUBLICITY, LAWSUITS OR BOYCOTTS BY OPPONENTS OF ADULT CONTENT COULD ADVERSELY AFFECT OUR OPERATING PERFORMANCE AND DISCOURAGE INVESTORS FROM INVESTING IN OUR PUBLICLY TRADED SECURITIES.

     We could become a target of negative publicity, lawsuits or boycotts by one or more advocacy groups who oppose the distribution of "adult entertainment." These groups have mounted negative publicity campaigns, filed lawsuits and encouraged boycotts against companies whose businesses involve adult entertainment. The costs of defending against any such negative publicity, lawsuits or boycotts could be significant, could hurt our finances and could discourage investors from investing in our publicly traded securities. To date, we have not been a target of any of these advocacy groups. As a leading provider of adult entertainment, we can not assure you that we may not become a target in the future.

BECAUSE WE ARE INVOLVED IN THE ADULT PROGRAMMING BUSINESS, IT MAY BE MORE DIFFICULT FOR US TO RAISE MONEY OR ATTRACT MARKET SUPPORT FOR OUR STOCK.

     Some investors, investment banking entities, market makers, lenders and others in the investment community may decide not to provide financing to us, or to participate in our public market or other activities due to the nature of our business, which, in turn, may hurt the value of our stock, and our ability to attract market support.

BECAUSE IT MAY BE DIFFICULT TO EFFECT A CHANGE IN CONTROL OF NEW FRONTIER MEDIA WITHOUT CURRENT MANAGEMENT'S CONSENT, A POTENTIAL SUITOR WHO OTHERWISE MIGHT BE WILLING TO PAY A PREMIUM FOR ACQUIRING OUR COMPANY MAY DECIDE NOT TO ATTEMPT AN ACQUISITION OF NEW FRONTIER MEDIA.

     Issuance of a poison-pill or a large block of preferred stock with voting rights could have the effect of delaying, deferring or preventing a change in control of New Frontier Media. Potential suitors who otherwise might be willing to pay a premium to acquire New Frontier Media may decide not to try to acquire us because it may be difficult to effect a change in control of New Frontier Media without current management's consent. New Frontier Media's board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of such stock without further shareholder approval. The rights of the holders of common stock will be subjected to, and may also be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

FUTURE SALES OF COMMON STOCK MAY CAUSE THE MARKET PRICE OF THE COMMON STOCK TO DROP.

     Future sales of shares of common stock by New Frontier Media and/or its stockholders could cause the market price of the common stock to drop. There are currently 11,877,433 restricted shares and 7,802,265 shares of common stock which are freely tradable or eligible to have the restrictive legend removed pursuant to Rule 144(k) promulgated under the Securities Act. Of the restricted shares, 1,988,800 of such shares are currently eligible for resale under Rule 144. Sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could have a significant adverse effect on the market price of the common stock.

THE YEAR 2000 PROBLEM COULD CAUSE US TO SUFFER BUSINESS INTERRUPTIONS, OR SHUTDOWN, REPUTATIONAL HARM OR LEGAL LIABILITY, AND AS A RESULT, MATERIAL FINANCIAL LOSS.

     We recognize that we, like all other businesses, are at risk if key suppliers in utilities, communications, transportation, banking and government are not ready for the year 2000. We also are at risk if the cable or DBS operators with whom we do business are not ready for the year 2000. It is also possible that our computer software applications, internal accounting, customer billing and other business systems, working either alone or in conjunction with those of third parties who do business with us, will not accept input of, store, manipulate and output dates in the year 2000 or after without error. If any of this were to happen, we may suffer business interruptions or shutdown, reputational harm or legal liability and, as a result, material financial loss.

SHAREHOLDERS MAY NOT BE ABLE TO RE-SELL THEIR STOCK OR MAY HAVE TO SELL AT PRICES SUBSTANTIALLY LOWER THAN THE PRICE THEY PAID FOR IT.

     The trading price for the common stock has been highly volatile and could continue to be subject to significant fluctuations in response to variations in our quarterly operating results, general conditions in the adult entertainment industry or the general economy, and other factors. In addition, the stock market is subject to price and volume fluctuations affecting the market price for public companies generally, or within broad industry groups, which fluctuations may be unrelated to the operating results or other circumstances of a particular company. Such fluctuations may adversely affect the liquidity of the common stock, as well as the price that holders may achieve for their shares upon any future sale.

                                INDEMNIFICATION

     Our Bylaws require us, to the fullest extent permitted or required by Colorado law, to:

     *  indemnify our directors against any and all liabilities and

     * advance any and all reasonable expenses incurred in any proceeding to which any such director is a party or in which such director is deposed or called to testify as a witness because he or she is or was a director of New Frontier Media.

     Generally, Colorado statutory law permits indemnification of a director upon a determination that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The right to indemnification granted in our Bylaws is not exclusive of any other rights to indemnification against liabilities or the advancement of expenses which a director may be entitled to under any written agreement, Board resolution, vote of stockholders, Colorado law or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       WHERE YOU CAN GET MORE INFORMATION

     At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:

                            New Frontier Media, Inc.
                          5435 Airport Blvd, Suite 100
                            Boulder, Colorado 80301
                        Telephone number: (303) 444-0900
                        Toll Free number: 1-888-875-0632
                        Facsimile number: (303) 444-0734

     Our fiscal year ends on March 31. We furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the securities offered by this prospectus.

     New Frontier Sec Filings (File No. 0-23697)

     *  Annual Report on Form 10-KSB/A for the year ended March 31, 1999

     * All other reports and other documents filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since March 31, 1999

     * Our registration statement on Form 8-A12G filed on January 30, 1998 registering the common stock under Section 12(g) of the Securities Exchange Act of 1934

     This prospectus is part of a registration statement we filed with the SEC.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                              REGISTRATION RIGHTS

     In connection with our private placement of 600 shares of 7% Series C convertible preferred stock, we are obligated to use our best efforts to cause this registration statement to become effective by February 11, 2000. We are further obligated to register and qualify the registerable shares under such state securities laws as the selling stockholders may reasonably request. We will bear the reasonable expenses of the registration and qualification of the shares under the Securities Act and state securities laws other than any underwriting discounts and commissions and the expenses of counsel for the selling stockholders.

     If the registration statement is not effective by April 11, 2000, then JNC Opportunity Fund Ltd. has the right to require New Frontier Media to redeem all or a portion of the preferred stock then held by them.

                   USE OF PROCEEDS FROM SALE OF COMMON STOCK

     Proceeds from the sale of the shares of common stock being registered hereby will be received directly by the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares.

                              SELLING STOCKHOLDERS

     The selling stockholders whose shares of common stock are being registered hereunder are: JNC Opportunity Fund Ltd., Doug Moreland, Columbine Financial Solutions, Inc., Kent Krausman, Robert Seefeld and Michael Seeley.

     No selling stockholder has any affiliation with New Frontier Media or its officers, directors, promoters or principal shareholders.

     JNC Opportunity Fund Ltd. purchased an aggregate of 600 shares of our 7% Series C Convertible Preferred Stock and a warrant to purchase 360,000 shares of our common stock for an aggregate purchase price of $6 million in a private placement transaction which closed effective September 30, 1999. The preferred stock may be converted into shares of our common stock. Holders of the preferred stock and the warrant are prohibited from converting or exercising into and acquiring shares of our common stock to the extent that such conversion or exercise would result in such holder, together with any affiliate thereof, beneficially owning in excess of 4.999% of the outstanding shares of our common stock following such conversion or exercise. This restriction may be waived by the holder as to itself on not less than 61 days' notice to us.

     Since the number of shares of our common stock that will be issuable upon conversion of the preferred stock will, on April 11, 2000 and each three month anniversary thereof, change based upon fluctuations of the market price of shares of our common stock prior to a conversion, the actual number of shares of our common stock that will be issuable upon conversion of the preferred stock cannot be determined at this time. Because of this fluctuating characteristic, we have agreed to register a number of shares of our common stock that exceeds the number of our shares of common stock currently beneficially owned by JNC. The number of shares of our common stock listed in the table below as currently being beneficially owned by JNC includes the shares of our common stock that are issuable to it, subject to the 4.999% limitation, upon conversion of the preferred stock and exercise of the warrant. However, the 4.999% limitation would not prevent JNC from acquiring and selling in excess of 4.999% of shares of our common stock through a series of conversions and sales under the preferred stock and exercises and sales under the warrant while never beneficially owning more than 4.999% at any one time.

     New Frontier has agreed to register the public offering of the selling stockholders' shares of common stock under the Securities Act and to pay all expenses in connection with such registration, other than brokerage commissions and discounts in connection with the sale of the common stock and the expenses of counsel.

     The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each of the selling stockholders as of November 12, 1999, the number of shares which may be offered for resale pursuant to this prospectus and the number of shares of common stock owned beneficially by each of the selling stockholders after the offering.

     The information included below is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.

                                                  SHARES OF                              SHARES OF
                                                 COMMON STOCK         SHARES OF          COMMON STOCK
                                                 BENEFICIALLY           COMMON           BENEFICIALLY
                                                 OWNED PRIOR TO      STOCK BEING         OWNED AFTER
         NAME OF SELLING STOCKHOLDER             OFFERING(1)           OFFERED           OFFERING(2)
----------------------------------------------   --------------      --------------      --------------
JNC Opportunity Fund Ltd......................     1,036,502            1,694,180               0
Doug Moreland.................................       100,000              100,000               0
Columbine Financial...........................       100,000              100,000               0
Kent Krausman.................................        75,000               75,000               0
Robert Seefeld................................        50,000               50,000               0
Michael Seeley................................        40,000               40,000               0

------------------

(1) Beneficial ownership is calculated in accordance with Rule 13d-3(d) under the Exchange Act except with respect to JNC Opportunity Fund's beneficial ownership, which is subject to the 4.999% limitation described above.

(2) Assumes the sale of all shares offered by this prospectus.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     * ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     * purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     * an exchange distribution in accordance with the rules of the applicable exchange;

     * privately negotiated transactions;

     * short sales, except as described below;

     * broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     * a combination of any such methods of sale; and

     * any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of New Frontier Media or derivatives of New Frontier Media securities and may sell or deliver shares in connection with these trades; provided that the holders of the 7% Series C convertible preferred stock may not enter into any "Short Sales" during the applicable conversion price reset periods for the preferred stock. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Brokers-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     New Frontier Media is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. New Frontier Media has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                DIVIDEND POLICY

     We have not paid any cash or other dividends on our common stock since our inception and do not anticipate paying any such dividends in the foreseeable future. We intend to retain any earnings for use in our operations and to finance the expansion of its business.

                                 LEGAL MATTERS

     The legality of the Shares offered hereby has been passed upon for us by Thorburn, Sakol & Throne of Denver, Colorado.

                                    EXPERTS

     The financial statements of New Frontier Media as of March 31, 1999 and 1998 and for the years ended March 31, 1999 and 1998, incorporated by reference in this prospectus from the Annual Report, have been incorporated herein in reliance on the report of Spicer, Jeffries & Co., independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
      Prospectus Summary..........................................     3
      The Offering................................................     3
      Risk Factors................................................     3
      Indemnification.............................................     8
      Where You Can Get More Information..........................     9
      Registration Rights.........................................     9
      Use of Proceeds from Sale of Common Stock...................    10
      Selling Stockholders........................................    10
      Plan of Distribution........................................    11
      Dividend Policy.............................................    12
      Legal Matters...............................................    12
      Experts.....................................................    12

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Filing fee under the Securities Act of 1933........................    $    2,685
    Blue Sky qualification fees and expenses (1).......................         1,000
    Printing and engraving (1).........................................         5,000
    Legal Fees (1).....................................................        25,000
    Accounting Fees (1)................................................         3,000
    Miscellaneous (1)..................................................         1,315
                        Total..........................................    $   38,000

------------------------------------------------------------------------

(1) Estimates

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                    (I) ARTICLE 3, SECTION 3.17 OF THE COMPANY'S FIRST AMENDED AND RESTATED BYLAWS PROVIDES AS FOLLOWS:

                                 "SECTION 3.17
                            LIMITATIONS ON LIABILITY

                    To the fullest extent permitted by the Colorado Business Corporation Act as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for any action taken or any failure to take any action as a director. Notwithstanding the foregoing, a director will have liability for monetary damages for a breach or failure which involves: (i) a violation of criminal law; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) distributions in violation of the Colorado Business Corporation Act or the Articles of the corporation (but only to the extent provided by law); (iv) willful misconduct or disregard for the best interests of the corporation concerning any acts or omissions concerning any proceeding other than in the right of the corporation or a shareholder; or (v) reckless, malicious or wanton acts or omissions concerning any proceeding other than in the right of the corporation or of a shareholder. No repeal, amendment or modification of this Article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the corporation occurring prior to such repeal, amendment or modification."

                    (ii) Article 3, Section 3.18 of the Company's First Amended and Restated Bylaws provides as follows:

                                 "SECTION 3.18
                                INDEMNIFICATION

                    Subject to and in accordance with the Colorado Business Corporation Act, and except as may be expressly limited by the Articles of Incorporation and any amendments thereto, the corporation shall indemnify any person:

                       (i) made a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation's request, as a director, officer, employee or agent or another corporation, or other enterprise; or

                       (ii) who was or is a party to any proceeding by or in the right of the corporation, to procure a judgement in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

                    The corporation may maintain indemnification insurance regardless of its power to indemnify under the Colorado Business Corporation Act.

                    The corporation may make any other or further indemnification or advancement of expenses of any of the directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and to action in another capacity while holding such office, except an indemnification against material criminal or unlawful misconduct as set forth by statute, or as to any transaction wherein the director derived an improper personal benefit.

                    Except to the extent reimbursement shall be mandatory in accordance herewith, the corporation shall have the right to refuse indemnification, in whole or in part, in any instance in which the person to whom indemnification would otherwise have been applicable, if he or she unreasonably refused to permit the corporation, at its own expense and through counsel of its own choosing, to defend him or her in the action, or unreasonably refused to cooperate in the defense of such action."

ITEM 16. EXHIBITS          THE EXHIBITS ATTACHED HERETO ARE AS FOLLOWS:

    EXHIBIT
    NUMBER                                       DESCRIPTION
    -------     ------------------------------------------------------------------------------
      3.01      --Articles of Incorporation of Company, with Amendment*
      3.02      --First Amended Bylaws of Company*
      4.01      --Form of Common Stock Certificate*
      4.02      --Certificate of Designation of Preferences, Rights and Limitations of 7%
                    Series C Convertible Preferred Stock filed with the State of Colorado on
                    October 14, 1999.*****
      5.01      --Opinion of Thorburn, Sakol & Throne, counsel to the Company, concerning the legality of the securities being registered*****
     10.01      --Asset Purchase Agreement Among the Company, CSB, Fifth Dimension
                    Communications (Barbados) Inc., and Merlin Sierra, Inc.*
     10.02      --Asset Purchase Agreement Among the Company, CSB, and 1043133 Ontario Inc.*
     10.03      --Asset Purchase Agreement Among the Company, CSB, and 1248663 Ontario Inc.*
     10.04      --Settlement and Stock and Warrant Transfer Agreement, dated June 16, 1998, by and among the Company, BIG, Quarto Holdings, Inc., New Frontier Media,
                    Inc., Mark Kreloff, Michael Weiner, Andrew Brandt and Scott Wussow**
     10.05      --Convertible Preferred Stock Purchase Agreement dated as of September 30,
                    1999, by and between the Company and JNC Opportunity Fund Ltd.*****
     10.06      --Registration Rights Agreement dated as of September 30, 1999, by and between the Company and JNC Opportunity Fund Ltd.*****
     10.07      --Warrant Agreement dated as of September 30, 1999 by and between the Company and JNC Opportunity Fund Ltd.*****
     10.08      --Form of Warrant Agreement.*****
     10.09      --Employment Agreement, dated December 22, 1998, by and between the Company and Mark Kreloff.****
     10.10      --Employment Agreement, dated December 22, 1998, by and between the Company and Michael Weiner.****
     10.11      --Office Lease Agreement, dated August 12, 1998, for premises at 5435 Airport
                    Boulevard, Boulder CO.***
     10.12      --Content License Agreement with Pleasure Productions LLC****
     21.01      --Subsidiaries of the Company***
     23.01      --Consent of Spicer, Jefferies & Co.*****

    EXHIBIT
    NUMBER                                       DESCRIPTION
     -----      ------------------------------------------------------------------------------
     23.02      --Consent of Thorburn, Sakol & Throne, counsel to the Company (included in their opinion filed as Exhibit 5.01).
     27.01      --Financial Data Schedule.***

------------------------------------------------------------------------

* Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 333-35337)

** Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended March 31, 1998.

*** Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended March 31, 1999.

**** Incorporated by reference to the Company's Registration Statement No. 333-75733 on Form S-3 filed on April 6, 1999.

*****  Filed with this Registration Statement.

ITEM 17. UNDERTAKINGS.

                    The Company hereby undertakes:

                    (a) That insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act, and will be governed by the final adjudication of such issue.

                    (b) That, subject to the terms and conditions of Section 13
(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                    (c) That any post-effective amendment filed will comply with the applicable form, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

                    (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10 (a) (3) of the 1933 Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    (e) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

                                   SIGNATURES

                    Pursuant to the requirements of the 1933 Act, as amended, the Company certifies that it has reasonable grounds to believe that it meets the requirements of filing on Form S-3 and has caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Boulder, Colorado on November 12, 1999.

                              NEW FRONTIER MEDIA, INC.

                              By:    /s/ Mark H. Kreloff
                                 ---------------------------
                                 Mark H. Kreloff
                                 President

                    Pursuant to the requirements of the 1933 Act, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.

               SIGNATURE                              TITLE                        DATE
----------------------------------------   ----------------------------   ----------------------

          /s/ MARK H. KRELOFF              Chairman, Chief Executive        November 12, 1999
----------------------------------------           Officer and
            Mark H. Kreloff                        President

           /s/ MICHAEL WEINER              Executive Vice President,        November 12, 1999
----------------------------------------           Secretary, Treasurer
             Michael Weiner                        and Director

            /s/ KARYN MILLER               Chief Financial Officer          November 12, 1999
----------------------------------------           (Principal
              Karyn Miller                         Accounting Officer)

           /s/ KOUNG Y. WONG               Director                         November 12, 1999
----------------------------------------
             Koung Y. Wong

           /s/ EDWARD J. BONN              Director                         November 12, 1999
----------------------------------------
             Edward J. Bonn

          /s/ BRADLEY A. WEBER             Director                         November 12, 1999
----------------------------------------
            Bradley A. Weber

           /s/ ALAN ISAACMAN               Director                         November 12, 1999
----------------------------------------
             Alan Isaacman

    EXHIBIT
    NUMBER                                       DESCRIPTION
    -------     ------------------------------------------------------------------------------
      3.01      --Articles of Incorporation of Company, with Amendment*
      3.02      --First Amended Bylaws of Company*
      4.01      --Form of Common Stock Certificate*
      4.02      --Certificate of Designation of Preferences, Rights and Limitations of 7%
                    Series C Convertible Preferred Stock filed with the State of Colorado on
                    October 14, 1999.*****
      5.01      --Opinion of Thorburn, Sakol & Throne, counsel to the Company, concerning the legality of the securities being registered*****
     10.01      --Asset Purchase Agreement Among the Company, CSB, Fifth Dimension
                    Communications (Barbados) Inc., and Merlin Sierra, Inc.*
     10.02      --Asset Purchase Agreement Among the Company, CSB, and 1043133 Ontario Inc.*
     10.03      --Asset Purchase Agreement Among the Company, CSB, and 1248663 Ontario Inc.*
     10.04      --Settlement and Stock and Warrant Transfer Agreement, dated June 16, 1998, by and among the Company, BIG, Quarto Holdings, Inc., New Frontier Media,
                    Inc., Mark Kreloff, Michael Weiner, Andrew Brandt and Scott Wussow**
     10.05      --Convertible Preferred Stock Purchase Agreement dated as of September 30,
                    1999, by and between the Company and JNC Opportunity Fund Ltd.*****
     10.06      --Registration Rights Agreement dated as of September 30, 1999, by and between the Company and JNC Opportunity Fund Ltd.*****
     10.07      --Warrant Agreement dated as of September 30, 1999 by and between the Company and JNC Opportunity Fund Ltd.*****
     10.08      --Form of Warrant Agreement.*****
     10.09      --Employment Agreement, dated December 22, 1998, by and between the Company and Mark Kreloff.****
     10.10      --Employment Agreement, dated December 22, 1998, by and between the Company and Michael Weiner.****
     10.11      --Office Lease Agreement, dated August 12, 1998, for premises at 5435 Airport
                    Boulevard, Boulder CO.***
     10.12      --Content License Agreement with Pleasure Productions LLC****
     21.01      --Subsidiaries of the Company***
     23.01      --Consent of Spicer, Jefferies & Co.*****
     23.02      --Consent of Thorburn, Sakol & Throne, counsel to the Company (included in their opinion filed as Exhibit 5.01).
     27.01      --Financial Data Schedule.***

------------------------------------------------------------------------

* Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 333-35337)

** Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended March 31, 1998.

*** Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended March 31, 1999.

**** Incorporated by reference to the Company's Registration Statement No. 333-75733 on Form S-3 filed on April 6, 1999.

*****  Filed with this Registration Statement.